Execution Version

RECEIVABLES SALE AGREEMENT
dated as of September 10, 2025
by and among
THE VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,
as Originators,
MILLERKNOLL, INC.,
as Master Servicer,
and
MILLERKNOLL RECEIVABLES, LLC,
as Company

Table of Contents
Page

SECTION 1.1    Agreement To Purchase and Sell    2
SECTION 1.2    Timing of Purchases    3
SECTION 1.3    Consideration for Purchases    3
SECTION 1.4    Purchase and Sale Termination Date    3
SECTION 1.5    Intention of the Parties    3
ARTICLE II    PURCHASE REPORT; CALCULATION OF PURCHASE PRICE    4
SECTION 2.1    Purchase Report    4
SECTION 2.2    Calculation of Purchase Price    5
ARTICLE III    PAYMENT OF PURCHASE PRICE    6
SECTION 3.1    Initial Purchase Price Payment    6
SECTION 3.2    Subsequent Purchase Price Payments    6
SECTION 3.3    Settlement as to Specific Receivables and Dilution    7
SECTION 3.4    Reconveyance of Receivables    8
ARTICLE IV    CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS    8
SECTION 4.1    Effectiveness    8
SECTION 4.2    Additional Originators    8
ARTICLE V    REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS    9
ARTICLE VI    COVENANTS OF THE ORIGINATORS    15
ARTICLE VII    ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES    21
SECTION 7.1    Rights of the Company    21
SECTION 7.2    Responsibilities of the Originators    22
SECTION 7.3    Further Action Evidencing Purchases    22
SECTION 7.4    Application of Collections    23
ARTICLE VIII    PURCHASE AND SALE TERMINATION EVENTS    23
SECTION 8.1    Purchase and Sale Termination Events    23
SECTION 8.2    Remedies    24
ARTICLE IX    INDEMNIFICATION    24
SECTION 9.1    Indemnities by the Originators    24
ARTICLE X    MISCELLANEOUS    26
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Table of Contents
Page

SECTION 10.1    Amendments, etc    26
SECTION 10.2    Notices, etc    27
SECTION 10.3    No Waiver; Cumulative Remedies    27
SECTION 10.4    Binding Effect; Assignability    27
SECTION 10.5    Governing Law    27
SECTION 10.6    Costs, Expenses and Taxes    27
SECTION 10.7    SUBMISSION TO JURISDICTION    28
SECTION 10.8    WAIVER OF JURY TRIAL    29
SECTION 10.9    Captions and Cross References; Incorporation by Reference    29
SECTION 10.10    Execution in Counterparts    29
SECTION 10.11    Acknowledgment and Agreement    29
SECTION 10.12    No Proceeding    30
SECTION 10.13    Limited Recourse    30
SECTION 10.14    Severability    30

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SCHEDULES
Schedule I    Jurisdiction of Organization of the Originators
Schedule II    Location of Books and Records of the Originators
Schedule III    Trade Names
Schedule IV    Notice Addresses

EXHIBITS
Exhibit A    Form of Purchase Report
Exhibit B     Form of Subordinated Note
Exhibit C    Form of Joinder Agreement
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This Receivables Sale Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 10, 2025, is entered into by and among the Various Entities Listed on Schedule I hereto and each Person that becomes a party hereto as an Originator from time to time pursuant to Section 4.2 hereof (the “Originators”, and individually, each an “Originator”), MillerKnoll, Inc. (“MillerKnoll”), as the initial Servicer (as defined below), and MillerKnoll Receivables, LLC, a Delaware limited liability company (the “Company”).
BACKGROUND:
1.The Company is a special purpose limited liability company, all of the issued and outstanding Capital Stock of which is owned by MillerKnoll;
2.The Originators generate Receivables in the ordinary course of their business;
3.The Originators wish to sell and/or, in the case of MillerKnoll in its capacity as an Originator (MillerKnoll, in such capacity, the “Contributing Originator”), contribute Receivables to the Company, and the Company is willing to purchase and/or accept Receivables from the Originators, on the terms and subject to the conditions set forth herein;
4.The Originators and the Company intend this transaction to be a true sale and/or, in the case of the Contributing Originator, an absolute contribution and conveyance of Receivables and the Related Rights by the Originators to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be characterized as a loan, extension of credit, or other financing from the Company to any of the Originators; and
5.The Company intends to grant a security interest in the Receivables and the Related Rights to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Credit and Security Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I of the Credit and Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit and Security Agreement”), among the Company, as Borrower, MillerKnoll, as the Master Servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. The usage of terms and provisions set forth in Exhibit I of the Credit and Security Agreement shall apply hereto as though set forth herein in their entirety.

ARTICLE I
AGREEMENT TO PURCHASE AND SELL
SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator agrees to sell to, or in the case of the Contributing Originator, contribute to the capital of, the Company, and the Company agrees to purchase, or in the case of the Contributing Originator, accept, from such Originator, from time to time on or after the Closing Date, but before the Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:
(a)each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the Cut-Off Date, as defined below;
(b)each Receivable generated by such Originator after the Cut-Off Date to, but excluding, the Termination Date;
(c)the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto;
(d)all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;
(e)all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;
(f)all service contracts and other contracts and agreements associated with such Receivable;
(g)all Records related to such Receivable;
    (h)    each Lock-Box and each Collection Account; and
    (i)    all proceeds of any of the foregoing.
All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of such Originator set forth in this Agreement. No obligation or liability to any Obligor on any Receivable or in any Related Rights is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The property and the proceeds and rights described in clauses (c) through (i) are referred to herein, collectively, as the “Related Rights”, and the Company’s foregoing commitment to purchase or accept Receivables and Related Rights is herein called the “Purchase Facility”. For the avoidance of doubt, no Excluded Receivable shall constitute a “Receivable” hereunder until such date as (i) the Company has requested that such Excluded Receivables be included as Receivables under the Transaction Documents in accordance with the terms of the Credit and Security Agreement and (ii) the Administrative Agent has consented to the inclusion of such Excluded Receivables be included as Receivables under the Transaction Documents in accordance with the terms of the Credit and Security Agreement.
As used herein, “Cut-Off Date” means (a) with respect to each Originator party hereto on the date hereof, July 26, 2025, and (b) with respect to any Originator that first becomes a party hereto after the date hereof, the Business Day immediately prior to the date on which such Originator becomes a party hereto or such other date as the Company and such Originator agree to in writing.
SECTION 1.2 Timing of Purchases.
(a)    Closing Date Purchases. Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator at the Cut-Off Date, (ii) all Receivables created by such Originator after the Cut-Off Date, to and including, the Closing Date, and (iii) all Related Rights with respect thereto automatically shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company on the Closing Date.
(b)    Subsequent Purchases. After the Closing Date, until the Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.
SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators and to accept all capital contributions in accordance with Article III.
SECTION 1.4 Termination Date. The “Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a) and (b) the Final Payout Date.
SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of any Receivables and Related Rights be a true sale and/or contribution and be construed as a valid and perfected sale (or contribution) and an absolute and irrevocable assignment (without recourse except as expressly provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator), providing the Company with the full risk and benefit of ownership of the Receivables and Related Rights and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. Notwithstanding the foregoing, (x) to protect the rights of the Company, (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and

(ii) each Originator shall be deemed to have granted to the Company as of the date of this Agreement, and each Originator hereby grants to the Company, a security interest in, to and under, all of such Originator’s right, title and interest in and to the Receivables and the Related Rights transferred or purported to be transferred hereunder, whether now existing or hereafter created by such Originator, which security interest shall secure the obligations of such Originator under this Agreement and (y) if the transactions are characterized as loans and not sales or contributions notwithstanding the intention of the parties hereto, each Originator agrees that the remittance of Collections by or on behalf of such Originator to the Company under this Agreement will have been in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and made in the ordinary course of business or financial affairs of such Originator; provided, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed in a manner inconsistent with each conveyance of Receivables and Related Rights hereunder as a true sale and/or contribution and as a valid and perfected sale (or contribution) and an absolute and irrevocable assignment (without recourse except as expressly provided herein) of such Receivables and Related Rights.
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1 Purchase Report. On the Closing Date and on each date when a Settlement Report is due to be delivered under the Credit and Security Agreement (each such date, a “Purchase Report Date”), the Servicer shall deliver to the Company and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:
(a)the Purchase Price of all Receivables purchased by the Company from each Originator, or contributed to the capital of the Company by the Contributing Originator, as of the Cut-Off Date (in the case of the Purchase Report to be delivered on the Closing Date);
(b)the Purchase Price of all Receivables purchased by the Company from each Originator, or contributed to the capital of the Company by the Contributing Originator, during the Fiscal Month, week or day, as applicable, immediately preceding such Purchase Report Date (in the case of each subsequent Purchase Report); and
(c)the calculations of reductions of the Purchase Price for any Receivables as provided in Sections 3.3(a) and (b).
For the avoidance of doubt, no failure by the Servicer to deliver any Purchase Report or to perform its obligations in respect thereof (including the existence of any error therein), shall derogate from the Company’s right, title and interest in, to or under any Receivables or Related Rights conveyed or purported to be conveyed, whether by purchase or contribution, to the Company hereunder.

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator on any Payment Date in accordance with the terms of Article III for the Receivables and Related Rights that are purchased hereunder from such Originator shall be (i) determined in accordance with the following formula and (ii) subject to the reductions as provided in Sections 3.3(a) and (b):

PP	=	OB x FMVD
where:
PP	=	The Purchase Price for each Receivable as calculated on the relevant Payment Date (or, for the Closing Date, on the Cut-Off Date).
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date (or, for the Closing Date, on the Cut-Off Date).
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to a percentage calculated to provide the Company with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Company of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Originators and the Company may agree from time to time to change the Fair Market Value Discount based on changes in one or more of the items affecting the calculation thereof; provided that any change to the Fair Market Value Discount shall take effect as of the first day of a Fiscal Month, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Receivables which came into existence during any Fiscal Month ending prior to the Fiscal Month during which the Originators and the Company agree to make such change.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business. Notwithstanding anything to the contrary, sale and/or contribution of Receivables and the application of proceeds with respect thereto shall occur daily; provided that (x) the reporting of such transaction shall occur on the Purchase Report Date and (y) amounts owing to such Originator shall be payable at any time upon demand by the applicable Originator.
ARTICLE III
PAYMENT OF PURCHASE PRICE
SECTION 3.1 Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Company has cash available therefor, including after giving effect to any borrowings by the Company under the Credit and Security Agreement, partially in cash (in an amount to be agreed between the Company and such Originator and set forth in the initial Purchase Report), (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash or contributed to the Company’s capital, and (iii) in the case of the Contributing Originator, at the Contributing Originator’s election, by accepting a contribution to its capital.
SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator on such Payment Date:
(a)FIRST, in cash to the extent the Company has cash available therefor and such payment is not prohibited under the Credit and Security Agreement;
(b)SECOND, to the extent any portion of the Purchase Price remains unpaid, (i) the principal amount outstanding under the applicable Subordinated Note shall, subject to subclause (ii) below, be automatically increased by an amount equal to such remaining Purchase Price in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price and (B) the maximum aggregate amount of borrowings that could be borrowed under the Subordinated Note without rendering the Net Worth less than the Required Capital Amount; and (ii) to the extent any portion of the Purchase Price remains unpaid after the allocations in clause (a) above, at the Contributing Originator’s election (in its sole discretion), by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.
All amounts paid by the Company to any Originator shall be allocated first to the payment of any Purchase Price then due and unpaid, second to the payment of accrued and unpaid interest on the Subordinated Note of such Originator; third to the repayment of the principal outstanding on the Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose and fourth, as a distribution on capital. The Servicer shall make all appropriate record keeping entries with respect to each of the Subordinated Notes to reflect the foregoing payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Subordinated Notes at any time. Each Originator hereby irrevocably authorizes the Servicer to mark the Subordinated Notes “CANCELLED” and to return the Subordinated Notes to the Company upon the final payment thereof after the occurrence of the Termination Date.
If, on any Business Day, the Company is unable to pay the Purchase Price for Receivables and Related Rights pursuant to this Section 3.2, then the Originators shall on such Business Day provide written notice thereof to the Administrative Agent and the Lenders.
SECTION 3.3 Settlement as to Specific Receivables and Dilution.
(a)    If, (i) on the day of purchase or contribution of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.10, 5.11, 5.12, 5.13, 5.15, 5.17 or 5.18 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of an Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.10, 5.11, 5.12, 5.13, 5.15, 5.17 or 5.18 is no longer true with respect to such Receivable, then the Purchase Price with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to such Originator.
(b)    If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Originator, the Servicer or any of their respective Affiliates or any setoff, counterclaim or dispute between or among any Originator, the Servicer or any of their respective Affiliates, on the one hand, and an Obligor, on the other hand, then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or adjustment and shall be accounted to such Originator as provided in clause (c) below; provided, that, notwithstanding anything herein to the contrary, if the Outstanding Balance of any Receivable conveyed to the Company hereunder is reduced, adjusted, cancelled, or otherwise uncollectable, after the time of such conveyance, due to the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay of the related Obligor, then there shall not be any reduction or other adjustment to the Purchase Price with respect to such Receivable.
(c)    Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables prior to the Payment Date (as defined in the Credit and Security Agreement) immediately following any such reduction in the Purchase Price of any

Receivable) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:
(i)to the extent of any outstanding principal amount under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and
(ii)after making any deduction pursuant to clause (i) above, shall be paid in cash to the Company by such Originator; provided, that at any time (x) when an Amortization Event exists under the Credit and Security Agreement, (y) when an Overadvance exists under the Credit and Security Agreement or (z) on or after the Termination Date or the Facility Termination Date, the amount of any such credit shall be paid by such Originator to the Company by deposit in immediately available funds into a Collection Account (other than the Bank of America Collection Account) for application by the Servicer or the Company to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.
SECTION 3.4 Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Company shall reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company. For the avoidance of doubt, no such reconveyance of a Receivable shall occur due to the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay of the related Obligor after the time of the initial conveyance of such Receivable to the Company hereunder.
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS
SECTION 4.1 Effectiveness. This Agreement shall become effective as of the Closing Date upon effectiveness of the Credit and Security Agreement pursuant to the terms thereof.
SECTION 4.2 Additional Originators. (a) Additional Persons may be added as Originators hereunder, with the prior written consent of the Company and the Administrative Agent (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Company and the Administrative Agent on or before the date of such addition:
(i)    the Servicer shall have given the Company, the Administrative Agent and each Lender at least thirty (30) days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Company, the Administrative Agent or any Lender may reasonably request;

(ii)    such proposed additional Originator shall have executed and delivered to the Company, the Administrative Agent, each Lender and the Servicer an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(iii)    the Performance Guarantor shall have delivered a reaffirmation, acknowledgment and consent with respect to the Joinder Agreement of such proposed additional Originator;
(iv)    such proposed additional Originator shall have received a Subordinated Note in favor of such Originator, duly executed by the Company, and delivered to the Company, the Administrative Agent (as the Company’s assignee) and the Lenders each of the documents, certificates, financing statements, opinions of counsel and lien searches with respect to such Originator as were delivered to the Administrative Agent as conditions precedent to the effectiveness of the Credit and Security Agreement on the Closing Date with respect to the initial Originators, in each case, in form and substance reasonably satisfactory to the Company and the Administrative Agent (as the Company’s assignee);
(v)    no Termination Event shall have occurred and be continuing; and
(vi)    no Amortization Event shall have occurred and be continuing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
In order to induce the Company to enter into this Agreement and to make purchases hereunder from time to time, each Originator hereby makes with respect to itself the representations and warranties set forth in this Article V as of the Closing Date and as of each day on which any Receivable is sold or contributed to the Company hereunder.
SECTION 5.1 Existence and Power. Each Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has full power and authority under its Organizational Documents and under the Laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and (iii) is duly qualified to do business, is in good standing as a foreign entity, and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals where a failure to do so would reasonably be expected to have or result in a Material Adverse Effect.
SECTION 5.2 Authority; No Conflict or Violation. (i) Each Originator has all necessary power and authority to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (c) sell, contribute or grant a security interest in the Receivables and the Related Rights to the Company on the terms and subject to the conditions herein provided, and (ii) the execution, delivery and performance by each Originator of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations under this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party, have been duly authorized by all necessary corporate, limited liability company or other entity action, as applicable, on the part of such Originator and do not and will not (a) require any consent or approval of its manager(s), member(s), board of directors, shareholders or equivalent or require any authorization, consent, approval, order, filing, registration or qualification by or with any Governmental Authority, except (1) those that have been obtained and are in full force and effect, (2) the filings or notices as may be necessary to perfect the security interest granted in the Receivables and the Related Rights to the Company pursuant to this Agreement or (3) where the failure to obtain any such authorization, consent, approval, order, filing, registration or qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) violate any provision of (I) any applicable Law or of any order, writ, injunction or decree presently in effect having applicability to such Originator where any such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (II) the Organizational Documents of such Originator, where any such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Originator is a party or by which it or its properties may be bound or affected where any such breach or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or (d) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the Receivables or Related Rights pursuant to such indenture or loan or credit agreement or such other material agreement, lease or instrument.
SECTION 5.3 Legal Agreements. This Agreement and each of the other Transaction Documents to which each Originator is a party has been duly authorized, validly executed and delivered by each Originator and constitutes the legal, valid and binding obligations of each such Originator, enforceable against each such Originator in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
SECTION 5.4 Compliance with Laws. Each Originator has complied with all applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
SECTION 5.5 Margin Regulations. No Originator is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Advances will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
SECTION 5.6 Investment Company Act. No Originator is required to register as an “investment company” within the meaning of the Investment Company Act.

SECTION 5.7 Solvency. On the date hereof, and on the date of each purchase and/or contribution hereunder (both immediately before and immediately after giving effect to such purchase and/or contribution), each Originator is, and will be on such date, Solvent and no proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, administration or other similar law, including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt, now or hereafter in effect, with respect to such Originator is, or will be on such date, pending.
SECTION 5.8 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) any Originator, any Subsidiary of any Originator or, to the knowledge of such Originator or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of any Originator, any agent or representative of any Originator or any Subsidiary of any Originator that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country in violation of applicable Sanctions, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received written notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a Governmental Authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or, to the knowledge of any Originator, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of applicable Sanctions.
(b)Each Originator and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance in all material respects by such Originator and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)Each Originator and its Subsidiaries, and to the knowledge of such Originator, director, officer, employee, agent and Affiliate of such Originator and each such Subsidiary, is in compliance in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(d)No proceeds of any Advance have been used directly or, to the knowledge of any Originator, indirectly, in violation of Section 5.2(h) of the Credit and Security Agreement.
SECTION 5.9 Names and Location. Except as described in Schedule III, each Originator has not used any company or corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Each Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where each Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.
SECTION 5.10 Good Title; Perfection.
(a)Immediately preceding its sale or contribution of, or grant of a security interest in, each Receivable and the Related Rights with respect thereto hereunder, the applicable Originator was the owner of, and had good and marketable title to, such Receivable and Related Rights sold or purported to be sold or contributed or purported to be contributed, free and clear of any Adverse Claims, and each such sale and contribution hereunder constitutes a valid sale or contribution, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables and Related Rights sold or contributed by it, free and clear of any Adverse Claims.
(b)On or before the Closing Date and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder after the Closing Date, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Company’s ownership or security interest in Receivables to be sold, contributed or otherwise conveyed hereunder against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
(c)Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Company shall have a valid and perfected first priority ownership or security interest in each Receivable sold or contributed to it hereunder, free and clear of any Adverse Claim.
SECTION 5.11 Perfection Representations.
(a)This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in each Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) ownership or security interest has been perfected (but with respect to the perfected ownership or security interest in the Related Rights, in only that portion of the Related Rights in which an ownership or security interest may be perfected by the filing of a financing statement or pursuant to a Collection Account Control Agreement under the UCC) and is enforceable against creditors of and purchasers from each Originator and (B) will be free of all Adverse Claims in such Receivables and Related Rights.

(b)All appropriate financing statements, financing statement amendments and continuation statements have been filed, or will be filed within five (5) Business Days following the Closing Date, in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect (and continue the perfection of) the sale or contribution of and/or grant of a security interest in the Receivables and Related Rights from each Originator to the Company pursuant to this Agreement.

(c)Other than the ownership or security interest granted to the Company pursuant to this Agreement, no Originator has pledged, assigned, sold, granted a security interest in (other than those released on or prior to the Closing Date or any other date on which a Receivable is sold, contributed or otherwise conveyed hereunder), or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Each such Originator has not authorized the filing of, and to each such Originator’s knowledge there are not, any financing statements filed against such Originator that include a description of collateral covering the Receivables or Related Rights other than any financing statement (i) in favor of the Company or the Administrative Agent or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights. To each such Originator’s knowledge, there are no judgment lien, ERISA lien or tax lien filings against such Originator.

SECTION 5.12 Compliance with Credit and Collection Policy. Each Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold or contributed by it hereunder and the related Contracts other than any Receivable and the related Contract with respect to which there has been a Deemed Collection payment in accordance with Section 1.5 of the Credit and Security Agreement.
SECTION 5.13 Enforceability of Contracts. Each Contract related to any Receivable sold or contributed by an Originator hereunder is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
SECTION 5.14 Bulk Sales Act. No transaction contemplated by this Agreement will require compliance by any Originator or any of the MillerKnoll Parties with any bulk sales act or similar law.
SECTION 5.15 Accuracy of Information. No written information (including, without limitation, all Settlement Reports) heretofore furnished by (or on behalf of) an Originator to the Company, the Administrative Agent or any of the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby, (i) in the case of any Settlement Report, contains, and no such Settlement Report hereafter furnished by (or on behalf of) an Originator to the Company, the Administrative Agent or any of the Lenders, will contain, any material misstatement of fact or omit to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made (giving effect to all supplements and updates provided thereto), and (ii) in the case of any such other written information, contains, and no such other written information hereafter furnished by (or on behalf of) an Originator to the Company, the Administrative Agent or any of the Lenders, will contain, taken together as a whole, any material misstatement of fact or omit to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made (giving effect to all supplements and updates provided thereto); provided that, with respect to projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable as of the date thereof and as of the date such information was furnished to the Company, the Administrative Agent or any of the Lenders, it being understood that (x) such projected and estimated information is as to future events and not to be viewed as facts, (y) such projected and estimated information is subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projected and estimated information may differ significantly from the projected and estimated results, and (z) no assurance can be given that any projected and estimated results will be realized.
SECTION 5.16 No Material Adverse Effect. Since June 1, 2024, there has been no Material Adverse Effect.
SECTION 5.17 No Fraudulent Conveyance. No sale or contribution or transfer hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such laws or similar laws or principles or for any other reason.
SECTION 5.18 Eligible Receivables. Each Receivable sold, contributed, transferred or assigned hereunder is an Eligible Receivable on the date of such sale, contribution, transfer or assignment, unless otherwise specified in the first Settlement Report that includes such Receivable.
SECTION 5.19 Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of the MillerKnoll Parties furnished to the Company, the Administrative Agent or any of the Lenders and described in Section 5.1 of the Credit and Security Agreement have been or will be prepared in accordance with GAAP and do or will present fairly in all material respects the financial condition and results of operations of the MillerKnoll Parties, as at such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.
SECTION 5.20 Taxes. Each Originator has timely filed or caused to be filed all federal and other tax returns required to be filed by it and paid, or caused to be paid, all federal and other taxes, assessments and other governmental charges, if any, except (i) taxes, assessments and other governmental charges being contested in good faith by appropriate action and as to which adequate reserves have been provided in accordance with GAAP and/or (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.21 Opinions. The facts regarding such Originator, the Receivables sold or contributed by it hereunder, the Related Rights and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
SECTION 5.22 Litigation and Other Proceedings. There is no action, suit, proceeding or investigation at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of any Originator, threatened in writing against such Originator or any of the Subsidiaries or any business, property or rights of any such person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1 Covenants of the Originators.
At all times from the Closing Date until the Final Payout Date, each Originator will, unless the Administrative Agent, the Required Lenders and the Company shall otherwise consent in writing, perform the following covenants:
(a)Financial Accounting Practices. Each Originator shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(b)Notice of Certain Events. Promptly upon becoming aware of the occurrence of (i) a Termination Event or Unmatured Termination Event under this Agreement, (ii) an Amortization Event or Potential Amortization Event under the Credit and Security Agreement, or (iii) any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably by expected to have a Material Adverse Effect, each Originator agrees to give the Company, the Administrative Agent and each Lender notice of such event, together with a written statement signed on behalf of such Person setting forth the details of such event and any action taken or contemplated to be taken with respect thereto.
(c)Notice of Material Adverse Effect. Promptly upon becoming aware thereof, each Originator will give the Company, the Administrative Agent and each Lender written notice with respect to any development or occurrence which could reasonably be expected to have a Material Adverse Effect.
(d)Notice of Proceedings. Promptly upon becoming aware thereof, each Originator will give the Company, the Administrative Agent and each Lender notice of (i) the commencement, existence or, to the knowledge of any Originator, written threat of all proceedings by or before any Governmental Authority against or affecting any Originator or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and (ii) any action, suit, proceeding or investigation pending or to the knowledge of any Originator, threatened in writing, against any Originator before any Governmental Authority that has had, or would reasonably be expected to have, a Material Adverse Effect.
(e)Further Information. Subject to the Disclosure Exceptions, each Originator will promptly furnish to the Company, the Administrative Agent and each Lender (i) such information, and in such form, as the Company, the Administrative Agent or the Lenders may reasonably request from time to time in connection with this Agreement or the other Transaction Documents, (ii) sample invoices and other information as the Company, the Administrative Agent or the Lenders may reasonably request from time to time in order to confirm that Obligors have been instructed to remit payment on Receivables directly to a Lock-Box or a Collection Account in accordance with the Transaction Documents and (iii) such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender.
(f)Audits. Subject to the Disclosure Exceptions, each Originator will, from time to time during regular business hours as requested by the Company or the Administrative Agent upon reasonable advance notice to such Originator, and at the sole cost of such Originator, permit the Company, the Administrative Agent and the Lenders or their respective agents or representatives: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator relating to the Receivables and the Related Rights, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Originator during reasonable business hours for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or the Receivables and the Related Rights or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of such Originator having knowledge of such matters (each such visit, a “Review”); provided that, (x) so long as no Amortization Event has occurred and is continuing, the Originators shall only be responsible for the cost of one (1) Review under this Section 6.1(f) in any one calendar year and (y) the Company and the Administrative Agent hereby agree to coordinate their audits. Any inspection or examination rights under this Section 6.1(f) shall be conducted concurrently with similar inspection and examination rights under the Credit and Security Agreement with respect to the Company and the Servicer.
(g)Separateness. Each Originator acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by the Credit and Security Agreement and the other Transaction Documents in reliance upon Company’s identity as a legal entity that is separate from the Originators, the Servicer, the Performance Guarantor and their respective other Affiliates. Therefore, no Originator shall take any actions inconsistent with the terms of Section 5.1(l) of the Credit and Security Agreement or the Company’s Organizational Documents.

(h)Preservation of Existence and Franchises. Each Originator shall maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation or organization, as the case may be. Each Originator will qualify and remain licensed or qualified as a foreign corporation, limited liability company or other entity, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification could reasonably be expected to have a Material Adverse Effect.
(i)Compliance with Laws. Each Originator will comply with all applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
(j)Further Assurances. Each Originator will, at their own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Company, the Administrative Agent or the Lenders may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents. Upon the occurrence and during the continuance of an Amortization Event, each Originator shall take such actions and provide such documentation (and hereby authorize each of the Company and the Administrative Agent to do the same) as may be requested by the Company or the Administrative Agent in order to satisfy the requirements of the Assignment of Claims Act of 1940, and any similar state legislation, with respect to any Receivable the Obligor of which is a United States federal, state or local Governmental Authority.
(k)Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. Each Originator will (i) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance in all material respects by such Originator and its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Company qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Company ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation necessary for purposes of the Administrative Agent or such Lender to comply with the Beneficial Ownership Regulation.
(l)Ownership. Each Originator will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Rights and the Collections irrevocably in the Company, free and clear of any Liens other than Permitted Liens, and (ii) establish and maintain, in favor of the Company (and the Administrative Agent, for the benefit of the Secured Parties, as the Company’s assignee) a valid and perfected first priority Security Interest in the Receivables and the Related Rights to the full extent contemplated herein, free and clear of any Liens other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Company’s (and the Administrative Agent’s, for the benefit of the Secured Parties, as the Company’s assignee) Security Interest in the Receivables and the Related Rights and taking such other action to perfect, protect or more fully evidence the Security Interest of the Company (and the Administrative Agent, for the benefit of the Secured Parties, as the Company’s assignee) as the Company, the Administrative Agent or any Lender may reasonably request).
(m)Books and Records. Each Originator will maintain and implement administrative and operating procedures (including (i) an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables and the identification and reporting of all Excluded Receivables (including records adequate to permit the daily identification of each Receivable and Excluded Receivable and all Collections of and adjustments to each existing Receivable and Excluded Receivable).
(n)Collections. Each Originator shall direct all Obligors to make payments of the Receivables (x) directly to a Lock-Box that clears through a Collection Account which at all times is subject to a Collection Account Control Agreement, or (y) directly to a Collection Account which at all times is subject to a Collection Account Control Agreement. If, notwithstanding the foregoing, any Obligor makes payment other than directly to a Lock-Box that clears through a Collection Account which at all times is subject to a Collection Account Control Agreement or a Collection Account which at all times is subject to a Collection Account Control Agreement, the applicable Originator shall remit such Collections (including any security deposits applied to the Outstanding Balance of any Receivable) on Receivables directly to the relevant Collection Account other than the Bank of America Collection Account within two (2) Business Days after payment thereof, and further agrees that all such Collections shall be deemed to be received in trust for the Administrative Agent and the Lenders. Each Originator shall use commercially reasonable efforts to ensure that each Obligor remits all payments on the Receivables directly to a Lock-Box that clears through a Collection Account which at all times is subject to a Collection Account Control Agreement or directly to a Collection Account which at all times is subject to a Collection Account Control Agreement. On or before the Bank of America Collection Account Transition Date, each Originator shall cause all payments of the Receivables to be made to a Collection Account other than the Bank of America Collection Account, and on and after the Bank of America Collection Account Transition Date (x) the Bank of America Collection Account shall cease to constitute a Collection Account, and (y) no Obligor shall make payments of the Receivables to the Bank of America Collection Account. Each Originator shall ensure that no disbursements, other than ordinary course credit card fees that may be debited from the account from time to time, are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Company.

(o)Information. Promptly, but in no event later than five (5) days after the execution and delivery or receipt thereof, the Originators will deliver to the Administrative Agent, for further distribution to each Lender, a copy of each (i) solely with respect to the Credit Agreement, amendment, waiver or consent, and (ii) notice of the occurrence of a default or event of default, that has been delivered or received, directly or indirectly, by any Originator or any of its Affiliates pursuant to the Credit Agreement or any other Indebtedness of any Originator having an outstanding principal amount in excess of the Threshold Amount (it being understood that, in the case of any such amendment, waiver, consent or notice in respect of the Credit Agreement, the Administrative Agent shall be deemed to have received a copy thereof if Wells has received a copy thereof in its capacity as a lender or an agent under the Credit Agreement).
(p)Insurance. Each Originator will maintain in effect, at such Originator’s expense, such casualty and liability insurance as such Originator deems appropriate in its good faith business judgment.
(q)Name or Structural Changes. No Originator shall (i) change its name, jurisdiction of organization, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC), or make any other change in its identity or corporate structure that would render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the UCC, in each case, without (x) the Company and the Administrative Agent having each received at least 10 days’ (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) prior written notice thereof and (y) delivering to the Administrative Agent all financing statements, instruments and other documents and opinions reasonably requested by the Administrative Agent in connection with such change, (ii) permit itself to merge or consolidate with or into any Person, or undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to applicable Law, in each case, without (w) the Company, the Administrative Agent and each Lender having each received at least 10 days’ (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) prior written notice thereof, (x) the Company, the Administrative Agent and each Lender having received such other information and documentation as may reasonably be requested by the Company, the Administrative Agent or any Lender for purposes of compliance with applicable Laws, (y) the Company, the Administrative Agent and each Lender having received executed copies of all documents, certificates and opinions (including opinions relating to bankruptcy, insolvency, and UCC matters) as the Company, the Administrative Agent or the Required Lender shall reasonably request in connection with such transaction within seventy-five (75) days following such transaction (or such longer period as the Administrative Agent may agree in its reasonable discretion) and (z) the Company and the Administrative Agent being satisfied that all other action to perfect and protect the interests of the Company and the Administrative Agent, for the benefit of the Secured Parties, in and to the Receivables to be sold or contributed by the Originators hereunder and the Related Rights, as reasonably requested by the Company, the Administrative Agent or the Required Lenders, shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (iii) directly or indirectly sell, transfer, assign, convey or lease (x) whether in one or a series of transactions, all or substantially all of its assets (provided that the disposition of the Capital Stock of any Originator at any time after such Originator is released (or concurrently with such release) from its obligations as an “Originator” under this Agreement (so long as such release is undertaken in accordance with the Transaction Documents and with the prior written consent of the Administrative Agent and the Required Lenders) shall not constitute a breach of this clause (x)) or (y) any Receivables, Related Rights or any interest therein (other than pursuant to this Agreement). In addition, no Originator will change or relocate its chief executive office or any office where Records are kept unless it gives the Administrative Agent written notice of such change not later than ten (10) days thereafter.
(r)Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to the Credit and Security Agreement, no Originator will (i) add any bank as a Collection Account Bank or (ii) add any Lock-Box or Collection Account, in each case, unless the Administrative Agent shall have received: (A) at least ten (10) days before the proposed effective date therefor, written notice of such addition, together with an updated version of Exhibit IV to the Credit and Security Agreement and (B) an executed Collection Account Control Agreement (or an executed amendment to an existing Collection Account Control Agreement) with respect to the new Collection Account or Lock-Box, in form and substance reasonably acceptable to the Administrative Agent, prior to depositing any Collections therein. No Originator shall terminate or close any Collection Account Bank, any Collection Account or any Lock-Box, in any case, without the prior written consent of the Administrative Agent. In addition, except as may be required by the Administrative Agent pursuant to the Credit and Security Agreement, no Originator will make any change in the instructions to any Obligor as to where payments on the Receivables should be made; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account that is subject to a Collection Account Control Agreement.
(s)Modifications to Contracts and Credit and Collection Policy. No Originator will make any change to the Credit and Collection Policy (including changes that could increase the Contractual Dilution with respect to the Receivables) that could reasonably be expected to either (i) materially and adversely affect the collectability, value or enforceability of any material portion of the Receivables or (ii) have a Material Adverse Effect, in each case, without the prior written consent of the Required Lenders. Promptly following any change to the Credit and Collection Policy, such Originator (or the Servicer on its behalf) will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent, for further distribution to the Lenders. Except as provided in the Credit and Security Agreement, no Originator will extend, amend or otherwise modify the payment terms of any Receivable or any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.
(t)Sales, Liens. Except as otherwise provided herein (including, for the avoidance of doubt, the ownership and Security Interests contemplated by the Transaction Documents), no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any valid financing statement) or with respect to, any Receivable, Related Rights or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto, and each Originator will defend the right, title and interest of the Company, the Administrative Agent and the Lenders in, to and under any of the foregoing property, against all Adverse Claims of third parties claiming through or under the Company or any Originator.
(u)Use of Proceeds. No Originator will use the proceeds of any Advance, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock. No Originator shall use, and each Originator shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance, directly or, to such Originator’s knowledge, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or (iii) in any manner that would reasonably be expected to result in the violation of any Sanctions applicable to any party hereto or to the Credit and Security Agreement.
(v)Collections. No Originator will permit any funds other than Collections on Receivables to be deposited into any Collection Account, other than the Bank of America Collection Account. If such funds are nevertheless deposited into any Collection Account, the Originators will (or will cause the Servicer or the Company to) within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds.
(w)Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper. No Originator shall take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Company and the Administrative Agent.
(x)Legend. Each Originator shall identify (or cause the Servicer to identify) its master data and processing records relating to the Receivables and related Contracts with a legend that indicates that the Receivables have been sold or contributed and/or pledged in accordance with this Agreement.
(y)Conduct of Business. Each Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in, subject to any transaction permitted by, and effectuated in accordance with the terms and conditions of, Section 6.1(q), its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1 Rights of the Company. Each Originator hereby authorizes the Company and the Servicer or their respective designees or assignees under the Credit and Security Agreement (including, without limitation, the Administrative Agent) to take any and all steps in such Originator’s name reasonably necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrative Agent or any other assignee under this Agreement shall not take any of the foregoing actions unless a Termination Event or an Amortization Event has occurred and is continuing.
SECTION 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:
(a)Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.
(b)None of the Company, the Servicer, the Lenders, or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Lenders, or the Administrative Agent be obligated to perform any of the obligations of any Originator thereunder.
(c)Each Originator hereby grants to the Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Amortization Event to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.
SECTION 7.3 Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing the Receivables with a legend evidencing that the Receivables have been transferred in accordance with this Agreement and none of the Originators or the Servicer shall change or remove such notation without the consent of the Company, the Administrative Agent and the Required Lenders, such consent not to be unreasonably withheld or delayed. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer, the Administrative Agent or the Required Lenders may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Company, the Administrative Agent or the Required Lenders, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.
Each Originator hereby authorizes the Company or its designee or assignee (including, without limitation, the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, whether now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee or assignee (including, without limitation, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee or assignee (including, without limitation, the Administrative Agent) incurred in connection therewith shall be payable by such Originator.
SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (applied in order from the oldest outstanding Receivable to the newest outstanding Receivable) before being applied to any other indebtedness of such Obligor.
ARTICLE VIII
TERMINATION EVENTS
SECTION 8.1 Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Termination Event” (each event which with notice or the passage of time or both would become a Termination Event being referred to herein as an “Unmatured Termination Event”):
(a)the Facility Termination Date shall have occurred;
(b)any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for two (2) consecutive Business Days;
(c)any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Document to which it is a party or any information or report delivered by an

Originator pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect (or if already qualified by materiality or Material Adverse Effect, in all respects) when made or deemed made or delivered; provided, that no breach of a representation or warranty set forth in Sections 5.10, 5.11, 5.12, 5.13, 5.15, 5.17 or 5.18 shall constitute an Unmatured Termination Event or a Termination Event if the applicable Originator has complied with its related obligations under Section 3.3 with respect to such breach; or
(d)(i) any Originator shall fail to perform or observe any term, covenant or agreement under Sections 6.1(g), 6.1(q), 6.1(r), 6.1(s), 6.1(t) or 6.1(v) or (ii) any Originator shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document to which it is a party to be performed or observed by such Originator (other than any such failure which would constitute a Termination Event under clause (a), (b) or (d)(i) of this Section 8.1), and such failure shall continue for thirty (30) consecutive days after written notice to such Originator by the Company, the Administrative Agent or any Lender.
SECTION 8.2 Remedies.
(a)Optional Termination. Upon the occurrence and during the continuation of a Termination Event, the Company, with the prior written consent of the Administrative Agent and the Required Lenders, shall have the option, by notice to the Originators (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility as terminated.
(b)Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company (and the Administrative Agent as the Company’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1 Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable Law, each Originator jointly and severally hereby agrees to indemnify and hold harmless, on an after-tax basis, the Company (and its assigns, including the Administrative Agent) and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), on demand, from and against any and all damages, losses, claims, judgments, liabilities, penalties and reasonable costs and expenses (including reasonable fees and disbursements of external counsel) (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to duly and punctually perform its obligations under this Agreement or any other Transaction Document, excluding any Purchase and Sale Indemnified Amounts to the extent (i) a final non-appealable judgment of a court of competent jurisdiction holds that such Purchase and Sale Indemnified Amounts resulted from bad faith, gross negligence, willful misconduct, fraud or a material breach of material obligations under this Agreement or the other Transaction Documents, in each case, on the part of the Purchase and Sale Indemnified Party seeking indemnification, or (ii) the same includes losses in respect of Receivables that are uncollectible due to the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (i) and (ii) of the previous sentence, each Originator jointly and severally shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:
(a)any representation, warranty or statement made or deemed made by such Originator (or any officer of such Originator) under or in connection with this Agreement, any of the other Transaction Documents or any other written information or report delivered by or on behalf of such Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made;
(b)the failure by such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document or with any applicable Law with respect to any Receivable or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable Law;
(c)the failure of any Receivable sold or contributed by such Originator included in the calculation of Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable at such time;
(d)the transfer by such Originator of any interest in any Receivable or Related Right other than the transfer of any Receivable and Related Rights to the Company pursuant to this Agreement and the grant of a security interest to the Company pursuant to this Agreement;
(e)the lack of an enforceable ownership interest of the Company, or a first priority perfected lien in favor of the Company, in the Receivables (and all Related Rights) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(f)the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Receivable or the Related Rights;
(g)any suit or claim related to the Receivables originated by such Originator (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Receivable originated by such Originator);
(h)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Receivable, or the sale of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(i)the misdirection of Collections or the commingling of Collections of Receivables at any time with other funds;
(j)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(k)any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Receivables, or of such Originator to timely and fully comply with the Credit and Collection Policy in regard to each Receivable;
(l)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Receivable or any Related Rights;
(m)any claim brought by any Person other than a Purchase and Sale Indemnified Party arising from any activity by such Originator or any Affiliate of such Originator in servicing, administering or collecting any Receivable; or
(n)the failure by the Originator to pay when due any taxes, including, without limitation, material sales, excise or personal property taxes.
If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each Originator jointly and severally with each other Originator, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law; provided that, for the avoidance of doubt, the Originators shall have no contribution obligation to the extent that any Purchase and Sale Indemnified Amounts are in respect of Receivables that are uncollectable due to the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.
ARTICLE X
MISCELLANEOUS
SECTION 10.1 Amendments, etc.
(a)The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and the Originators, with the prior written consent of the Administrative Agent and the Required Lenders, such consent not to be unreasonably withheld, conditioned or delayed.

(b)No failure or delay on the part of the Company, the Servicer, any Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be delivered or sent by facsimile, email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth on Schedule IV or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or a Lender at its address for notices pursuant to the Credit and Security Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, if an Amortization Event or a Termination Event shall have occurred and be continuing, each Originator hereby authorizes the Company, the Administrative Agent and each Lender (collectively, the “Set-Off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to such Set-Off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by any Set-Off Party to or for the credit or the account of such Originator.
SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company, the Administrative Agent and the Required Lenders except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.
SECTION 10.5 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, jointly and severally, agrees to pay reasonably promptly following demand:
(a)to the Company (and any successor and permitted assigns thereof) and any third-party beneficiary of the Company’s rights hereunder all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including, without limitation, (i) the reasonable fees and disbursements of external counsel for the Company (and any successor and permitted assigns thereof) and any third-party beneficiary of the Company’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Company (and any successor and permitted assigns thereof) and any third-party beneficiary of the Company’s rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;
(b)to the Company (and any successor and permitted assigns thereof) and any third-party beneficiary of the Company’s rights hereunder all reasonable and documented out-of-pocket costs and expenses incurred by such Person in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and
(c)all Other Taxes payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes.
SECTION 10.7 SUBMISSION TO JURISDICTION
. (a) EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND

EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO BRING PROCEEDINGS AGAINST ANY MILLERKNOLL PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY MILLERKNOLL PARTY AGAINST THE ADMINISTRATIVE AGENT OR THE LENDERS OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH MILLERKNOLL PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.
(a)EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED HEREIN. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 10.8 WAIVER OF JURY TRIAL
. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY MILLERKNOLL PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
SECTION 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be collaterally assigned by means of the Company granting a security interest to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Credit and Security Agreement, and such Originator consents to such collateral assignment. Each of the parties hereto acknowledges and agrees that the Secured Parties and the Administrative Agent are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which such Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Amortization Event under the Credit and Security Agreement, the Administrative Agent, and not the Company, shall, subject to the terms of the Credit and Security Agreement, have the sole right to exercise all such rights and related remedies.
SECTION 10.12 No Proceeding. Each Originator hereby covenants and agrees that, prior to the date that is one (1) year and one (1) day after the date after the Final Payout Date, it will not institute against, or join any other Person in instituting against, Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the Laws of the United States or any state of the United States. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to the Credit and Security Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Federal Bankruptcy Code) against or obligation of the Company by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.
SECTION 10.13 Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Company. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.
SECTION 10.14 Severability. If any provision of this Agreement is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
    MillerKnoll Receivables, LLC, as the Company
    By: /s/ Jeffrey M. Stutz
    Name: Jeffrey M. Stutz
    Title: President

    MillerKnoll, Inc., as the Servicer
    By: /s/ Jeffrey M. Stutz
    Name: Jeffrey M. Stutz
    Title: Chief Financial Officer

MillerKnoll, Inc., as an Originator

    By: /s/ Jeffrey M. Stutz
    Name: Jeffrey M. Stutz
    Title: Chief Financial Officer

Knoll, Inc., as an Originator

    By: /s/ Jeffrey M. Stutz
    Name: Jeffrey M. Stutz
    Title: Treasurer

Geiger International, Inc., as an Originator

    By: /s/ John Michael
    Name: John Michael
    Title: President